UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2017

Juniper Networks, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34501	770422528
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1133 Innovation Way

Sunnyvale, CA 94089

(Address, including zip code, of principal executive offices)

(408) 745-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2017 Executive Annual Incentive Plan

On February 16, 2017, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Juniper Networks, Inc. (the “Company”) and the Performance Award Subcommittee of the Committee (the “Subcommittee”) adopted the 2017 Executive Annual Incentive Plan (the “2017 Plan”), a cash bonus plan in which the Company’s executive officers participate (including the “named executive officers” as defined in Item 402 of Regulation S-K promulgated under the Securities Act of 1933, as amended). Under the 2017 Plan, each executive officer has an individual incentive target, which is expressed as a percentage of base salary. Incentive target percentages range from 100% to 175% for the named executive officers.

Under the 2017 Plan, the aggregate pool for executive cash bonuses will be funded if a specified threshold revenue target and non-GAAP operating income target are achieved. Provided the revenue and non-GAAP operating income targets are achieved, the incentive amounts paid under the 2017 Plan after the end of fiscal year 2017 will depend on the determination by the Committee (or Subcommittee) regarding the level of achievement of the following objectives:

•	70% based on achievement of revenue and non-GAAP operating margin; and

•	30% based on achievement of other specified strategic goals.

Individual payouts will range between zero and 200% of an individual’s incentive target with approximately half of an individual’s 2017 incentive target awarded in performance share awards of the Company’s common stock, which performance share awards will vest over two years, subject to achievement of specified revenue and non-GAAP operating income targets.

2016 Executive Annual Incentive Plan

The Subcommittee also approved incentive compensation payouts under the 2016 Executive Annual Incentive Plan (the “2016 Plan”) for the named executive officers as set forth below. The incentive compensation payouts noted below represent approximately 75% of the executive officers’ respective incentive target opportunity under the 2016 Plan. A portion of the incentive compensation payout was delivered in the form of performance share awards of the Company’s common stock that had been granted at the beginning of the performance period, and, as further noted below, the value the Company associated with such performance share awards was deducted from the total incentive compensation payout for the applicable executive officers in order to determine the portion of the payout that would be paid in cash. Further disclosure regarding the 2016 Plan and these payments will be contained in the Company’s proxy statement for the 2017 annual meeting of stockholders.

Name	Total 2016 Bonus	Portion of 2016 Bonus Used to Calculate Performance Share Awards	Portion of 2016 Bonus Delivered in Cash
Rami Rahim	$1,312,500	$875,000	$437,500
Ken Miller	$365,605	$130,050	$235,555
Pradeep Sindhu	$450,000	$300,000	$150,000
Jonathan Davidson	$457,500	$310,000	$101,750
Brian Martin	$350,625	$242,500	$108,125

2017 Executive Officer Base Salaries and Equity Compensation

As part of its annual executive compensation review, on February 16, 2017, the Committee reviewed and approved the annual base salaries of the Company’s named executive officers.

•	Rami Rahim: $1,000,000

•	Ken Miller: $575,000

•	Pradeep Sindhu: $150,000

•	Jonathan Davidson: $620,000

•	Brian Martin: $500,000

The annual base salaries for the executive officers listed above are effective July 1, 2017, except with respect to Dr. Sindhu which is effective March 1, 2017. Dr. Sindhu’s base salary was reduced by the Committee to reflect the reduction in time that he is expected to spend on matters pertaining to the Company and his increased focus on Fungible, Inc. In addition, on February 17, 2017, the Board determined that in connection with Dr. Sindhu’s reduction in time and responsibilities at the Company, he is no longer a Section 16 “executive officer” as defined by the Exchange Act of 1934.

Also as part of the annual executive compensation review, the Committee and Subcommittee approved equity awards for named executive officers to be granted in February 2017. These equity awards are comprised of four types of awards: (i) performance shares that vest after approximately 3 years based on achievement of annual performance objectives, (ii) performance share awards that vest based on appreciation of the price of the Company’s common stock over a multi-year period, (iii) service-based RSUs that vest in three annual tranches, and (iv) performance share awards that vest over a two-year period based on achievement of 2017 revenue and non-GAAP operating income targets.

Item 8.01	Other Events.

On February 16, 2017, the Audit Committee of the Board approved an increase to the Company’s existing stock repurchase authorization by $500 million, which is designed to permit the Company to continue with its previously announced commitment of targeting a return of 50% of free cash flow to shareholders, inclusive of share repurchases and dividends.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Juniper Networks, Inc.

Date: February 22, 2017	By:	/s/ Brian M. Martin
	Name:	Brian M. Martin
	Title:	Senior Vice President and General Counsel

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